SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          CyberShop International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    23251X105
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                                 (CUSIP Number)

                                November 18, 1999
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23251X105                    13G                          Page 2 of 12
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Trustees of General Electric Pension Trust
    I.R.S. # 14-6015763
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%
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12  TYPE OF REPORTING PERSON*

    EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 23251X105                    13G                          Page 3 of 12
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Investment Corporation, as Investment Manager of GEPT
    (as defined below)
    I.R.S. #22-2152310
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 23251X105                    13G                          Page 4 of 12
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Company
    I.R.S. #14-0689340
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Disclaimed (see 9 below)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Disclaimed (see 9 below)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Disclaimed (see 9 above)                                                |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Not applicable (see 9 above)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Amendment No.1 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), and Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 16, 1999 (as amended, the "Schedule 13G). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and may be deemed to be the beneficial owner of no shares of Common Stock of CyberShop International, Inc. ("the Issuer") owned by GEPT. GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items from Schedule 13G are hereby amended to read as follows:

Item 4 Ownership

                                        GEIM          GEPT          GE

(a)  Amount beneficially owned            0             0            0

(b)  Percent of class                     0%            0%       disclaimed

(c)  No. of shares to which person
     has

     (i)   sole power to vote or
           direct the vote                None         None         None

     (ii)  shared power to vote or
           direct                         None         None      disclaimed

     (iii) sole power to dispose
           or to direct disposition       None         None         None

     (iv)  share power to dispose or
           to direct disposition          None         None      disclaimed

Item 5 Ownership of Five Percent or Less of Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

            [X]

Item 10 Certification

            Not Applicable.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                            Corporation, its Investment Manager


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of CyberShop International, Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2000

                                        GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                            Corporation, its Investment Manager

                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                        GENERAL ELECTRIC COMPANY

                                        By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

      The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker